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                                                                   Exhibit 2.7

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                         CDB BROADCASTING CORPORATION,

                            CDB LICENSE CORPORATION

                                      AND

                          CITADEL BROADCASTING COMPANY


                                  JUNE 2, 1997


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT"), made as of the 2nd day of June, 1997, by and among CDB BROADCASTING CORPORATION, an Arkansas corporation ("CDB BROADCASTING"), CDB LICENSE CORPORATION, an Arkansas corporation ("CDB LICENSE" and together with CDB Broadcasting, "SELLERS"), and CITADEL BROADCASTING COMPANY, a Nevada corporation ("CITADEL").

                                   RECITALS:

         A. Sellers are the licensees of and own and operate radio station KESR-FM licensed to Sherwood, Arkansas (the "STATION").

         B. Pursuant to the Natural State Intent Letter (as herein defined), CDB Broadcasting has expressed its intention to acquire (the "NATURAL STATE ACQUISITION") all of the issued and outstanding shares of capital stock of Natural State (as herein defined), which owns and operates radio station KYTN-FM licensed to Wrightsville, Arkansas (the "PENDING STATION").

         C. Sellers desire to sell to Citadel and Citadel desires to purchase from Sellers substantially all of the assets of Sellers and the Station (including CDB Broadcasting's rights under the Natural State Intent Letter and the Natural State Definitive Agreement, if any), on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   SECTION 1

                                  DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "ACCOUNTS RECEIVABLE" has the meaning specified in Section 8.3.

         "ACCOUNTS RECEIVABLE LIST" has the meaning specified in Section 8.3.

         "ACCRUED TAXES" has the meaning specified in Section 4.6.

         "ACT" means the Communications Act of 1934, as amended.

         "AFFILIATE" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first Person.


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For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "ASSET SCHEDULE" has the meaning specified in Section 2.1(a).

         "ASSIGNED CONTRACTS" has the meaning specified in Section 2.1(d).

         "ASSUMED OBLIGATIONS" has the meaning specified in Section 2.3.

         "BROKER" means NationsBanc Capital Markets, Inc.

         "BUSINESS" has the meaning specified in Section 4.1.

         "CITADEL COLLECTION PERIOD" has the meaning specified in Section 8.3.

         "CITADEL'S CAP EXEMPT DAMAGES" has the meaning specified in Section 13.5(b).

         "CITADEL'S DISCLOSURE SCHEDULE" has the meaning specified in Section
5.3.

         "CLOSING" means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 10.

         "CLOSING DATE" has the meaning specified in Section 10.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACTS" has the meaning specified in Section 4.9.

         "CPR RULES" means the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes.

         "DAMAGES" has the meaning specified in Section 13.1.

         "DRAW CONDITION" has the meaning specified in Section 14.2(a).

         "ENVIRONMENTAL CLAIMS" means and includes, without limitation: (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement

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to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; (f) fines, penalties or Liens against property; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities; and (h) with regard to any present or former employees, exposure to or injury from Environmental Conditions.

         "ENVIRONMENTAL CONDITIONS" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by either Seller. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by either Seller.

         "ENVIRONMENTAL LAWS" has the meaning specified in the definition of Hazardous Materials.

         "ENVIRONMENTAL NONCOMPLIANCE" means, but is not limited to: (a) the release or threatened release as a result of the activities of either Seller of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; and
(b) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

         "FCC" means the Federal Communications Commission.

         "FCC APPLICATION" has the meaning specified in Section 9.1(a).

         "FCC APPROVAL" has the meaning specified in Section 9.1(a).

         "FCC LICENSES" means the main station license for the Station, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by Sellers in connection with, or pertaining to, the conduct of the business and operation of the Station, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by Sellers for such consents, rights, licenses, permits and other authorizations.

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         "FINAL ORDER" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "GOVERNMENTAL AUTHORITY" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HAZARDOUS MATERIALS" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section 9601 ET SEQ.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 ET SEQ.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "ENVIRONMENTAL LAWS"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.

         "INDEBTEDNESS FOR BORROWED MONEY" means (a) all indebtedness of either Seller in respect of money borrowed (including, without limitation, indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of either Seller evidenced by a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by either Seller or for which either Seller is contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse, and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of either Seller under any lease or similar arrangement, which obligations


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would be classified and accounted for as capital obligations on a balance sheet of either Seller under GAAP.

         "INDEMNITEE" has the meaning specified in Section 13.3.

         "INDEMNITOR" has the meaning specified in Section 13.3.

         "INTELLECTUAL PROPERTY" has the meaning specified in Section 2.1(e).

         "LEASEHOLDS" has the meaning specified in Section 4.8.

         "LETTER OF CREDIT" has the meaning specified in Section 3.2.

         "LIEN" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "LOCAL MARKETING AGREEMENT" has the meaning specified in Section 9.2.

         "NATURAL STATE" means Natural State Communications Company, an Arkansas corporation.

         "NATURAL STATE ACQUISITION" has the meaning specified in the recitals to this Agreement.

         "NATURAL STATE CLOSING" has the meaning specified in Section 9.8.

         "NATURAL STATE DEFINITIVE AGREEMENT" means a definitive Stock Purchase Agreement, to be negotiated, executed and delivered by CDB Broadcasting relating to the Natural State Acquisition, in form and substance satisfactory to Citadel in its reasonable discretion.

         "NATURAL STATE INTENT LETTER" means that certain Memorandum of Intent dated April 30, 1997 among the stockholders of Natural State, Calvin G. Arnold, Ted L. Snider, Jr. and CDB Broadcasting.

         "OBLIGATIONS" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) Accrued Taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which either Seller assures a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by either Seller, (e) obligations under capitalized leases in respect of which obligations either Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of either Seller, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied


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obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred by either Seller of any nature, whether or not currently payable, and (l) other liabilities or obligations of either Seller, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "PARENT" means Citadel Communications Corporation, a Nevada corporation.

         "PENDING STATION" has the meaning specified in the recitals to this Agreement.

         "PERMITS" has the meaning specified in Section 4.17(b).

         "PERSON" means an individual, corporation, partnership, joint venture, joint stock seller, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "PERSONAL PROPERTY" has the meaning specified in Section 2.1(a).

         "PURCHASED ASSETS" has the meaning specified in Section 2.1.

         "PURCHASE PRICE" has the meaning specified in Section 3.1.

         "REAL ESTATE PURCHASE AGREEMENT" means that certain Agreement of Sale dated as of the date hereof among Ted L. Snider, Sr., Jane J. Snider and Citadel.

         "REAL PROPERTY" has the meaning specified in Section 2.1(b)

         "REAL PROPERTY LEASES" has the meaning specified in Section 2.1(c).

         "SELLERS' DISCLOSURE SCHEDULE" has the meaning specified in Section
4.3.

         "SNIDER BROADCASTING AGREEMENT" means that certain Stock Purchase Agreement dated as of the date hereof among Snider Broadcasting Corporation, the stockholders of Snider Broadcasting Corporation, Parent and Citadel.

         "SNIDER CORPORATION AGREEMENT" means that certain Merger Agreement dated as of the date hereof among Snider Corporation, the stockholders of Snider Corporation, Parent and Citadel.

         "STATION" has the meaning specified in the recitals to this Agreement.

         "SUPPLEMENTAL FINANCIAL STATEMENTS" has the meaning specified in
Section 6.10

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         "TAXES" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "THRESHOLD" has the meaning specified in Section 13.5(a).

         "TRADE AGREEMENTS" has the meaning specified in Section 6.9.

         "TRADE IMBALANCE" has the meaning specified in Section 6.9.

         "TRADE LIABILITIES" has the meaning specified in Section 6.9.

         "TRADE RECEIVABLES" has the meaning specified in Section 6.9.

         "TRADE SCHEDULE" has the meaning specified in Section 6.9.

                                   SECTION 2

                          PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, Sellers agree to sell, assign and convey to Citadel, and Citadel agrees to purchase, acquire and accept from Sellers, all of the Purchased Assets. The "PURCHASED ASSETS" consist of:

                  (a) All the tangible personal property, improvements and fixtures of every kind or nature used in the operation of the Station in the ordinary course of business and located at the Station (the "PERSONAL PROPERTY"), including, without limitation, the personal property described on
SCHEDULE 2.1 to this Agreement (the "ASSET SCHEDULE")

                  (b) All of the right, title and interest of Sellers or any of their Affiliates in and to any real property used in the operation of the Station in the ordinary course of business which are described on the ASSET SCHEDULE (the "REAL PROPERTY");

                  (c) The leasehold interests pursuant to the real property leases described on the ASSET SCHEDULE (the "REAL PROPERTY LEASES");

                  (d) All of the right, title and interest of Sellers or any of their Affiliates in and to those contracts, leases, licenses, memberships, agencies, permits and agreements, other than Real Property Leases, to which either Seller or any Affiliate thereof presently is a party

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or an assignee of a party which are described on the ASSET SCHEDULE (the
"ASSIGNED CONTRACTS"), which Assigned Contracts include (i) the employment agreements listed on the ASSET SCHEDULE and (ii) the Natural State Intent Letter and the Natural State Definitive Agreement, if any;

                  (e) The call letters of the Station and all of the copyrights, trademarks, trade names and other similar rights, including applications and registrations therefor, used in connection with the past or present operation of the Station in which either Seller or any Affiliate thereof has any right, title or interest, including, without limitation, those items listed on the ASSET SCHEDULE (collectively, the "INTELLECTUAL PROPERTY");

                  (f) The FCC Licenses, a complete list of which is included on the ASSET SCHEDULE;

                  (g) All books, records and accounts relating to the operation of the Station, subject to the right of Sellers to make and retain photocopies thereof for Sellers' personal use and reference and to obtain access to such books, records and accounts in accordance with the provisions of Section 2.2(a); and

                  (h) All other assets owned by Sellers as of the date of this Agreement which are used in connection with the operation of the Station as of the date of this Agreement, real and personal, tangible and intangible.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that there shall be excluded from the assets transferred or assigned to Citadel with respect to the Station the following (collectively, the "EXCLUDED ASSETS"):

                  (a) Except to the extent included in Section 2.1(g), all of Sellers' corporate books and records and other documents relating to the internal corporate affairs of Sellers, and all other corporate records or files of Sellers not relating to the business or operation of the Station;

                  (b) All cash, cash equivalents or similar type investments held by Sellers, such as certificates of deposit, treasury bills and other marketable securities on hand as of the Closing;

                  (c) All accounts receivable existing as of Closing;

                  (d) Corporate assets and assets not used in connection with the Station;

                  (e) Any and all claims of Sellers with respect to transactions occurring or arising prior to the Closing Date, including, without limitation, claims for Tax refunds; and

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                  (f) Those additional assets identified on SCHEDULE 2.2 as
Excluded Assets.

Notwithstanding the foregoing, any asset which is described above but which is actually listed on the ASSET SCHEDULE shall be a Purchased Asset and not an Excluded Asset.

         2.3 OBLIGATIONS. Citadel shall not assume, and shall purchase the Purchased Assets free and clear of, any and all Obligations of Sellers, except those Obligations of Sellers arising from and after the Closing Date (other than any liability or obligation for breach or default which occurred prior to the Closing Date) pursuant to each of (a) the Real Property Leases, (b) the Assigned Contracts, (c) those items subject to proration pursuant to Section 9.3, (d) the Trade Liabilities and (e) those additional items expressly set forth on SCHEDULE 2.3 to this Agreement (collectively, the "ASSUMED OBLIGATIONS").

         2.4 DELIVERY OF FCC LICENSES. At or prior to the Closing, Citadel may, in its sole and absolute discretion, instruct Sellers to deliver the FCC Licenses at the Closing to Citadel License, Inc., a wholly owned subsidiary of Citadel.

         2.5 TAX DEFERRED EXCHANGE. Sellers hereby acknowledge that it is the intention of Citadel to complete a tax deferred exchange under Section 1031 of the Code and that Citadel's rights and obligations under this Agreement may be assigned to a qualified intermediary or qualified escrow agent (as such terms are defined in the regulations under Section 1031 of the Code) for the purpose of completing such exchange. Sellers agree to cooperate in any manner reasonably necessary to complete such exchange and at no additional cost or liability to Sellers.

                                   SECTION 3

                        PURCHASE PRICE; LETTER OF CREDIT

         3.1 PURCHASE PRICE. Subject to adjustment as provided in Sections 6.9 and 9.3, the purchase price for the Purchased Assets (the "PURCHASE PRICE") is equal to (i) $7,500,000, MINUS (ii) the amount of cash actually paid by Citadel to the stockholders of Snider Broadcasting Corporation pursuant to Section 2.4(a) of the Snider Broadcasting Agreement, MINUS (iii) the amount of liabilities constituting Assumed Obligations pursuant to clause (e) of the definition thereof. At the Closing, Citadel shall deliver to Sellers immediately available funds in the amount of the Purchase Price.

         3.2 LETTER OF CREDIT. Simultaneously with the execution of this Agreement, Citadel shall deliver to Sellers an irrevocable letter of credit in favor of Sellers, issued by a national banking association or other issuer acceptable to Sellers, in the amount of $325,000, which shall be in the form attached as EXHIBIT A hereto (the "LETTER OF CREDIT"). The Letter of Credit shall provide that the issuing bank shall make payment on the Letter of Credit upon such bank's receipt of a joint certificate from the President of each Seller and Citadel certifying that a Draw Condition has occurred. Upon the Closing, Sellers shall return the original Letter of Credit to Citadel for cancellation.

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         3.3 ALLOCATION OF THE PURCHASE PRICE. Citadel and Sellers shall report the transactions contemplated by this Agreement for federal and state tax purposes in a manner consistent with the allocation of the Purchase Price made by Citadel at the Closing (which allocation shall be reasonably acceptable to Sellers).

                                   SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, Sellers jointly and severally make the following representations and warranties to Citadel, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         4.1 ORGANIZATION AND QUALIFICATION. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has full power and authority to own its assets and properties and to conduct the business in which it is now engaged (collectively, the "BUSINESS"). Each Seller has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its Business.

         4.2 AUTHORITY. The execution and delivery of this Agreement by Sellers, the performance by Sellers of their covenants and agreements hereunder and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Sellers. This Agreement constitutes the valid and legally binding agreement of Sellers, enforceable against Sellers in accordance with its terms.

         4.3 NO LEGAL BAR; CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of either Seller, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which either Seller is a party or by which either Seller or any of the assets of either Seller is bound. Except for the FCC Approval and the consents disclosed in SCHEDULE 4.0 to this Agreement ("SELLERS' DISCLOSURE SCHEDULE"), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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         4.4 FINANCIAL STATEMENTS. Sellers have delivered to Citadel the following financial statements for the Station: (a) the audited balance sheet as of December 31, 1996 and the related statements of income and cash flows for the year then ended; (b) the unaudited balance sheet as of April 30, 1997 and the related statements of income and cash flows for the four months then ended; and (c) the monthly unaudited balance sheets and income statements for each month in 1996 and the first four months of 1997. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of Sellers (which, in turn, are accurate and complete in all material respects) and (iii) presents fairly in all material respects the financial condition and results of operations of Sellers in accordance with GAAP (subject in the case of unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein.

         4.5 ABSENCE OF CERTAIN CHANGES. Between December 31, 1996 and the date of this Agreement, there has not been any (a) material adverse change in the condition of the Station, financial or otherwise, or in the results of operations, assets, liabilities or business of the Station; (b) damage or destruction, whether or not insured, affecting the business operations of the Station; (c) labor dispute or threatened labor dispute involving any of the employees of the Station; (d) actual or threatened dispute pertaining to the Station with any material provider of software, hardware or services; (e) material change in the customary methods of operations of the Station; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of the Station, sale or transfer of any tangible or intangible asset used or useful in the operation of the Station, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to the Station, or modification, amendment or cancellation of any of its existing leases relating to the Station, or cancellation of any debt or claim; or (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices and obligations under the Natural State Intent Letter.

         4.6 TAXES. Each Seller has filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by it with respect to the Station and has paid all Taxes (including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by it in connection with such returns, reports or declarations. All returns, reports and declarations filed by or on behalf of each Seller are true, complete and correct in all material respects. Except as disclosed in SELLERS' DISCLOSURE SCHEDULE no deficiency in payment of any Taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof, no written inquiries have been received by either Seller from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes.

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

         Since December 31, 1996, neither Seller has incurred any liability for Taxes which materially affect the operation of the Station other than in the ordinary course of business. All Taxes attributable to the Station or its income, operations or properties accruing up to and including the Closing (the "ACCRUED TAXES") have been or will be paid when due regardless of whether such Taxes are due and payable as of the Closing.

         4.7 ASSET SCHEDULE. The ASSET SCHEDULE includes complete and accurate
(a) listings of all Real Property used in the operation of the Station; (b) listings of all Personal Property owned by Sellers and used in the operation of the Station; (c) descriptions of all Real Property Leases and Assigned Contracts, none of which requires any consent of third parties in connection with the transactions contemplated hereby, except otherwise as indicated in SELLERS' DISCLOSURE SCHEDULE; (d) descriptions of all of the Intellectual Property; and (e) listings of all of the FCC Licenses, all of the foregoing of which will, as of the Closing, be owned and held by Sellers as reflected in the ASSET SCHEDULE.

         4.8 TITLE TO AND CONDITION OF PROPERTY.

                  (a) TITLE. Sellers will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the real, personal and tangible property and improvements included in the Purchased Assets. Except as set forth on SELLERS' DISCLOSURE SCHEDULE, the Purchased Assets are now free and clear of all Liens. The Purchased Assets will, as of the Closing, be free and clear of all Liens.

                  (b) CONDITION. The Personal Property is structurally sound, in reasonably good condition, ordinary wear and tear excepted, adequate and suitable for the operation of the Station as it is currently being operated, and in proper condition and repair so that the Station can operate according to its FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

                  (c) INSURANCE. The Personal Property included among the Purchased Assets is and will be insured through the Closing Date in amounts adequate to replace or repair any casualty or other insurable loss to any of such property.

                  (d) SUFFICIENCY OF ASSETS. The Purchased Assets include all of the assets, of a sufficient nature, condition and quantity, necessary to permit Citadel to operate the Station immediately upon the Closing in the ordinary course of business and consistent with the past practices of Sellers. Sellers have not, since December 31, 1996, removed any material item of Personal Property from the Station other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated hereby.

                  (e) REAL PROPERTY LEASES.

                           (i) The ASSET SCHEDULE contains accurate
descriptions of the Real Property Leases and the location of the real estate leased thereunder (the "LEASEHOLDS") and the type of facility located on the Leaseholds. Each Seller will as of the Closing have a valid leasehold interest in its respective Leaseholds.

                           (ii) None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any material respect the consummation of the transactions contemplated hereby, except for any consent listed on SELLERS' DISCLOSURE SCHEDULE required of the landlords under the Real Property Leases. Sellers' right, title and interest in and to the Leaseholds will at the Closing be held by Sellers free and clear of all Liens.

                           (iii) The use for which the Leaseholds are zoned
permits the use thereof for the business of the Station consistent with past practices. The use and occupancy of the Leaseholds by Sellers are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to Sellers and Sellers have not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no facts relating to Sellers, and to
the best of the knowledge of Sellers, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel and/or any assignee of Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v) There is not under any Real Property Lease any
material default by Sellers or any condition that with notice or the passage of time or both would constitute such a default, and Sellers have not received any notice asserting the existence of any such default or condition.

                           (vi) Each Real Property Lease is valid and binding
and in full force and effect as to Sellers, and to the best of the knowledge of Sellers, as to each other party thereto, and except as disclosed on the ASSET SCHEDULE, has not been amended or otherwise modified.

                           (vii) The Leaseholds constitute all of the real
property in which either Seller has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used solely in the operation of the Station.

         4.9 CONTRACTUAL AND OTHER OBLIGATIONS. Set forth in the ASSET SCHEDULE is a description of all (a) Real Property Leases to which either Seller is a party; (b) all contracts, agreements, licenses, leases, arrangements and other documents used solely in connection with the present operation of the Station to which either Seller is a party or by which either Seller or any of the assets of either Seller are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (c) uncompleted orders for the purchase by either Seller of materials, supplies, equipment and services for the requirements of the Station existing as of the date hereof and with respect to which the remaining obligation of either Seller is in excess of

$2,500; and (d) contingent contractual obligations and liabilities of either Seller known to Sellers existing as of the date hereof (all of the foregoing, collectively, the "CONTRACTS"). Each of the Contracts is designated in the ASSET SCHEDULE either as an Assigned Contract, or as a Contract that will not be assigned to Citadel. Neither Seller nor, to the best of the knowledge of Sellers, any other Person is in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. Neither Seller is a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all of the Assigned Contracts have been provided to Citadel as of the date of this Agreement.

         4.10 COMPENSATION. Set forth in SELLERS' DISCLOSURE SCHEDULE is a list of (a) all agreements between either Seller and its respective employees or other Persons providing services for compensation with regard to the Station, whether individually or collectively, and (b) all employees of either Seller or other Persons providing services for either Seller with respect to the Station entitled to receive annual compensation in excess of $5,000 and their respective positions, job categories and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. Sellers have not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in either Seller or its Business. Except as disclosed in SELLERS' DISCLOSURE SCHEDULE, all of the employees of Sellers are "at will" employees and may be terminated by Sellers at any time, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.

         4.11 EMPLOYEE BENEFIT PLANS.

                  (a) Neither Seller maintains or sponsors, and neither Seller is required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working at the Station, except as set forth in SELLERS' DISCLOSURE SCHEDULE. SELLERS' DISCLOSURE SCHEDULE fully discloses all of the plans, funds, policies, programs, arrangements or understandings sponsored or maintained by either Seller pursuant to which any employee of the Station (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay; (9) any type of benefit offered under any arrangement subject to characterization as an "employee welfare benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by Sellers; (B) all applicable material requirements of law have been observed with respect to the operation thereof, and all applicable reporting and disclosure requirements have been timely satisfied; and (C) neither Seller is aware of any claim or demand by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration.

                  (b) Neither Seller has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. Sellers have substantially complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         4.12 LABOR RELATIONS. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, Sellers, or the terms and conditions of employment, wages (including overtime compensation) and hours. The Station is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Station before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving the Station. No issue with respect to union representation is pending or threatened with respect to the employees of the Station.

         4.13 INCREASES IN COMPENSATION OR BENEFITS. Subsequent to December 31, 1996, there have been no increases in the compensation payable or to become payable to any of the employees of either Seller who work solely at the Station, nor has either Seller paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing plans or arrangements set forth in SELLERS' DISCLOSURE SCHEDULE or (b) as was required from time to time by governmental legislation affecting wages. The vacation policy of each Seller is set forth in SELLERS' DISCLOSURE SCHEDULE. No employee of either Seller who works solely at the Station is entitled to vacation time in excess of two weeks (three weeks in the case of employees with 10 years or more of service) during the current vacation year (fiscal May 1 through April 30) and no such employee has any accrued vacation time with respect to any period prior to the current calendar year except as set forth in SELLERS' DISCLOSURE SCHEDULE.

         4.14 INSURANCE. Each Seller maintains insurance policies covering all of its properties and assets and the various occurrences which may arise in connection with the operation of the Station, each of which policies is summarized in SELLERS' DISCLOSURE SCHEDULE. Such policies are in full force and effect and all installments of premiums due thereon have been paid in full. Sellers have complied with the provisions of such policies. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. There has been no casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither Seller is aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against either Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. None of Sellers' insurance policies will terminate or be adversely affected by the consummation of the transactions contemplated by this Agreement.

         4.15 LITIGATION; DISPUTES. Except as disclosed in SELLERS' DISCLOSURE SCHEDULE, there are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against or affecting the Station, and, to the best of the knowledge of Sellers, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither Seller has knowledge of any default under any such action, suit or proceeding. Neither Seller is in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the operation of the Station.

         4.16 ENVIRONMENTAL.

                  (a) Prior to the execution of this Agreement, Sellers have provided to Citadel a true and correct copy of all environmental site assessments, studies, reports and communications relating to the Real Property.

                  (b) Except as disclosed on SELLERS' DISCLOSURE SCHEDULE, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute Environmental Noncompliance on any of the Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Leaseholds any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) Except as disclosed on SELLERS' DISCLOSURE SCHEDULE, no structure, improvements, equipment, fixtures, activities or facilities located on the Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) Except as specifically described on SELLERS' DISCLOSURE SCHEDULE, there have been no releases or threatened releases of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions arising solely from the activities of either Seller, or to the best of the knowledge of Sellers arising from any other activities, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance relating to the Leaseholds.

                  (e) Except as disclosed on SELLERS' DISCLOSURE SCHEDULE, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials at the Leaseholds and there are no abandoned underground storage tanks at the Leaseholds which have not been either abandoned in place or removed pursuant to a permit issued by a Governmental Authority.

                  (f) Neither Seller is subject to any Environmental Claims against Sellers, no Environmental Claims have been threatened, nor, to the best of the knowledge of Sellers, is there any basis for any such Environmental Claims.

         4.17 PERMITS; COMPLIANCE WITH APPLICABLE LAW.

                  (a) GENERAL. Neither Seller is in default under any, and each Seller has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the assets and properties of each Seller as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, assets or properties of either Seller or its Business. Neither Seller has knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither Seller has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) PERMITS. Set forth in SELLERS' DISCLOSURE SCHEDULE are complete and accurate lists of all FCC Licenses applicable to the Station, and all other permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authorities (collectively, the "PERMITS"), held by either Seller and applicable to the Station. The Station is operating in accordance with the Act and its FCC Licenses and is in compliance with the Act and the rules, regulations and policies of the FCC. The Permits set forth in SELLERS' DISCLOSURE SCHEDULE are all of the Permits required for the conduct of the Business. All of the Permits set forth in SELLERS' DISCLOSURE SCHEDULE are in full force and effect, and neither Seller has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by either Seller under any such Permit. There is no default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit set forth in SELLERS' DISCLOSURE SCHEDULE. Except for (1) the FCC Approval and (2) as set forth in SELLERS' DISCLOSURE SCHEDULE, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in SELLERS' DISCLOSURE SCHEDULE, or require the consent of any Person. Except as set forth in SELLERS' DISCLOSURE SCHEDULE, neither Seller is required to be licensed by, and is not subject to the regulation of, any Governmental Authority by reason of its Business.

                  (c) CDB LICENSE. CDB License owns no assets other than the FCC Licenses and has no liabilities.

         4.18 INTELLECTUAL PROPERTY. The use of the Intellectual Property in connection with the operation of the Station and in a manner consistent with past practices does not infringe upon the proprietary rights of any other Person. Citadel will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by the Station in the operation of the Station following the Closing in the manner now operated, without infringement or unlawful or improper use of any of the Intellectual Property. No director, officer or employee of either Seller has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. Neither Seller has knowledge of any infringement by any Person upon the rights of Sellers with respect to the Intellectual Property. Neither Seller has granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         4.19 BOOKS AND RECORDS. The books of account of Sellers fairly and accurately reflect its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records, to the extent included within the Purchased Assets, will be located on the date of the Closing on the business premises of the Station.

         4.20 ACTS TO BE PERFORMED. Sellers shall perform each of the covenants, acts and undertakings of Sellers to be performed on or before the Closing Date pursuant to the terms of this Agreement.

         4.21 RELATED PARTY OBLIGATIONS. Except as set forth on the ASSET SCHEDULE, no officer, director, shareholder or Affiliate of either Seller, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with either Seller, or has any material interest in any material property used by either Seller which is material to the operation of the Station.

         4.22 NATURAL STATE INTENT LETTER. The Natural State Intent Letter is in full force and effect and enforceable against each of the parties thereto in accordance with the provisions thereof. The Natural State Intent Letter has not been amended, modified or otherwise altered and a true and correct copy of the Natural State Intent Letter has been delivered by Sellers to Citadel. A true and correct copy of the current draft of the Natural State Definitive Agreement has been delivered by Sellers to Citadel.

         4.23 DISCLOSURE. To the best of Sellers' knowledge, no representation or warranty made under this Section 4 and none of the information furnished by Sellers set forth in this

Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF CITADEL

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Sellers to enter into and consummate the transactions contemplated by this Agreement, Citadel makes the following representations and warranties to Sellers, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         5.1 ORGANIZATION AND QUALIFICATION. Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own its assets and properties, conduct its business and acquire the Purchased Assets. Citadel has duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Arkansas. Citadel has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business.

         5.2 AUTHORITY. Subject to the approval by Citadel's board of directors of the transactions contemplated hereby, (a) the execution and delivery of this Agreement by Citadel, the performance by Citadel of its covenants and agreements hereunder and the consummation by Citadel of the transactions contemplated hereby have been duly authorized by all necessary corporate action; and (b) this Agreement constitutes a valid and legally binding agreement of Citadel, enforceable against Citadel in accordance with its terms.

         5.3 NO LEGAL BAR: CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Certificate of Incorporation or Bylaws of Citadel, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of the assets of Citadel is bound. Except for the FCC Approval and the consents disclosed in SCHEDULE 5.0 ("CITADEL'S DISCLOSURE SCHEDULE"), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Citadel in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.4 ACTS TO BE PERFORMED. Citadel shall perform each of the covenants, acts and undertakings of Citadel to be performed on or before the Closing Date pursuant to the terms of this Agreement.

         5.5 LITIGATION. There is no litigation, proceeding or investigation pending or, to the best of Citadel's knowledge, threatened against or affecting Citadel that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.6 DISCLOSURE. To the best of Citadel's knowledge, no representation or warranty made under this Section 5 and none of the information furnished by Citadel set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                   SECTION 6

                        AFFIRMATIVE COVENANTS OF SELLERS

         Sellers jointly and severally covenant and agree with Citadel to:

         6.1 COMPLIANCE WITH LAW. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         6.2 PAYMENT OF OBLIGATIONS. Fully discharge all Obligations of Sellers, except the Assumed Obligations, on a timely basis.

         6.3 ACCESS. Afford Citadel and its authorized representatives, upon reasonable notice to Sellers, reasonable access during normal business hours to the Station and the Station's employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents of Sellers pertinent to the Station; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Station.

         6.4 PRESERVATION OF ORGANIZATION. Exercise all reasonable efforts to preserve the business organization of the Station intact, and assist Citadel, as and when requested by Citadel, to preserve the present relationships of the Station with employees, suppliers, advertisers and customers and others having business relationships with the Station; provided, however, that nothing contained in this Agreement shall require either Seller to expend money in fulfillment of its obligations set forth in this Section 6.4 other than those expenditures that Sellers would have made in the ordinary course of the business of the Station and consistent with past practices.

         6.5 BOOKS AND RECORDS. Maintain the books and records of Sellers in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Station as Citadel, its counsel, accountants or other authorized representatives may from time to time reasonably request.

         6.6 EMPLOYEES. Pay as and when the same shall become due and payable, any amounts owed by either Seller to its employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise.

         6.7 COMPLIANCE WITH FCC MATTERS. Comply with the FCC Licenses applicable to the Station and with the provisions of the Act, the rules, regulations and policies of the FCC, and with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to either Seller or to the Station.

         6.8 TAXES. File all federal, state and municipal tax returns, reports and declarations required to be filed by Sellers prior to the Closing, and satisfy all Taxes related thereto, and either pay in full on or before the Closing or effect a proration pursuant to Section 9.3 for all Accrued Taxes attributable to either Seller, or its income, operations or properties, accruing through the Closing, regardless of whether such Taxes otherwise would have been then due and payable.

         6.9 TRADE-OUTS. Citadel shall assume as of the Closing the Trade Agreements existing as of the Closing and that have not yet been performed. To the extent that the aggregate liability of the Station as of the Closing for unperformed time under the Trade Agreements (the "TRADE LIABILITIES") exceeds the value of the goods and services to be received by the Station or Citadel after the Closing under the Trade Agreements (the "TRADE RECEIVABLES"), the Purchase Price payable at the Closing shall be reduced by the amount by which the Trade Liabilities exceeds the Trade Receivables (the "TRADE IMBALANCE"). Sellers shall deliver to Citadel at the Closing a schedule of Trade Liabilities and Trade Receivables existing as of the Closing (the "TRADE SCHEDULE"). Sellers shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after execution of this Agreement, and to prevent a Trade Imbalance. For purposes hereof, the term "TRADE AGREEMENTS" means and includes those agreements entered into by either Seller for the sale of advertising time on the Station for consideration other than cash. For purposes hereof, the value of Trade Receivables and the Trade Liabilities as of the Closing shall be the fair market value thereof, as previously agreed to by Sellers and the applicable vendor. Citadel shall assume Sellers' remaining obligations under such contracts.

         6.10 SUPPLEMENTAL FINANCIAL STATEMENTS. Sellers shall provide Citadel with copies of the monthly unaudited income statements and balance sheets applicable to the Station prepared by Sellers from the date hereof until Closing in the ordinary course of business (collectively, the "SUPPLEMENTAL FINANCIAL STATEMENTS"). Sellers shall provide such Supplemental Financial

Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to Sellers. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 4.4.

         6.11 CONSENTS. Exercise all reasonable efforts (not involving the payment by either Seller of any money to any party to any Assigned Contract) to obtain, prior to the Closing the consent and approval of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Assigned Contracts set forth on SELLERS' DISCLOSURE SCHEDULE and requiring such consent. If any such consent or approval is not obtained, Sellers will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Assigned Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement or to seek damages or other remedies from Sellers as a result of any failure by Sellers to obtain any such consent or approval set forth on SELLERS' DISCLOSURE SCHEDULE, if alternative arrangements are not satisfactory to Citadel. Sellers shall also execute a consent in a form provided by Citadel, allowing Citadel to assign all of its rights under this Agreement and any related documents to one or more of Citadel's lenders upon default by Citadel under the relevant loan documents.

         Nothing in this Agreement will constitute a transfer or an attempted transfer of any Assigned Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         6.12 FURTHER INFORMATION. Furnish to Citadel prior to the Closing such financial (including tax), legal and other information with respect to Sellers and the Station as Citadel or its authorized representatives may from time to time reasonably request.

         6.13 NOTICE. Promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Sellers set forth in this Agreement.

         6.14 IMPACT OF LOCAL MARKETING AGREEMENT. From and after the effective date of the Local Marketing Agreement, the covenants of Sellers relating to the operation of the Station and the Purchased Assets from and after such date shall be conditioned upon Citadel's performance, in all material respects, of its obligations under the Local Marketing Agreement.

                                   SECTION 7

                         NEGATIVE COVENANTS OF SELLERS

         From and after the date of this Agreement and until the Closing, neither Seller shall take, or cause to be taken, any of the following actions without Citadel's prior approval, which may not be unreasonably withheld:

         7.1 SALES, TRANSFERS AND LIENS. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Purchased Assets, except in the ordinary course of business, which do not materially interfere with the operations of the Station, and which in the case of a sale, transfer or assignment, is replaced with an asset of equal or greater value, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing.

         7.2 ASSUMED OBLIGATIONS. Amend, terminate or renew any of the Assumed Obligations (including any renewal or termination resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal or termination as required by the terms of any of the Assumed Obligations).

         7.3 BREACHES, DEFAULTS. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it in any respect that would have a material adverse effect on the Purchased Assets or the business operations of the Station as presently conducted.

         7.4 OBLIGATIONS. Incur any Obligations except in the ordinary course of business in a manner consistent with past practices.

         7.5 SALARY INCREASES. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of either Seller except (A) in the ordinary course of business consistent with past practices or (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement.

         7.6 NON-SOLICITATION. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire either Seller or the Station in whole or in part.

                                   SECTION 8

                              COVENANTS OF CITADEL

         Citadel hereby covenants as follows:

         8.1 COMPLIANCE WITH LAW. Citadel shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         8.2 NOTICE. Citadel shall promptly notify Sellers in writing upon the occurrence or the non-occurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Citadel set forth in this Agreement.

         8.3 ACCOUNTS RECEIVABLE. Subject to Citadel's receipt from Sellers at the Closing of a list (the "ACCOUNTS RECEIVABLE LIST") of accounts receivable of the Station existing as of the Closing, exclusive of Trade Receivables, if any (the "ACCOUNTS RECEIVABLE"), for a period of 120 days commencing with the Closing Date (the "CITADEL COLLECTION PERIOD"), Citadel, as agent for Sellers, shall collect the Accounts Receivable in accordance with Citadel's normal collection processes and procedures. In no event shall Citadel be required to institute litigation or to retain third parties to institute collection procedures with respect to the Accounts Receivable. All remittances will be applied first to the oldest Accounts Receivable, unless the client asserts that a dispute exists with respect to a particular account or the client specifies the particular invoice to which the payment is to be applied, in which case the remittances shall be applied to the specific account and Citadel shall promptly notify Sellers of any dispute. Remittances collected by Citadel on behalf of Sellers shall be remitted to Sellers without offset of any kind within 10 days after the end of each calendar month during the Citadel Collection Period, and within five days after termination of the Citadel Collection Period. During the Citadel Collection Period, at Sellers' option, Sellers shall be permitted to collect the Accounts Receivable that remain outstanding after 60 days, or are disputed in writing by the relevant account debtor. Each remittance by Citadel to Sellers shall be accompanied by a written report from Citadel setting forth the aggregate amount of the Accounts Receivable and the aggregate amount of cash collections of such Accounts Receivable during the period for which payment is made, along with a breakdown by account debtor. At the end of the Citadel Collection Period, Citadel shall account for all collected Accounts Receivable and provide Sellers with all documentation related to uncollected Accounts Receivable, and Citadel shall have no further responsibilities with respect to any uncollected Accounts Receivables except to remit promptly to Sellers any amounts subsequently received by Citadel. Citadel shall have no obligation with respect to any Accounts Receivable it is unable to collect. After the end of the Citadel Collection Period, Sellers shall be entitled to collect any Accounts Receivable that remain uncollected.

         8.4 PERFORMANCE OF LOCAL MARKETING AGREEMENT. From and after the effective date of the Local Marketing Agreement, Citadel shall perform and discharge, in all material respects, its obligations in connection with the operation of the Station and the Purchased Assets from and after such date in accordance with the terms of the Local Marketing Agreement.

                                   SECTION 9

                      ADDITIONAL COVENANTS OF THE PARTIES

         9.1 APPLICATION FOR TRANSFER OF CONTROL. As promptly as practicable after the date of this Agreement, and in no event later than 10 days after the date of this Agreement, Sellers and Citadel shall file an application (the "FCC APPLICATION") with the FCC to approve the transfer of control of the Station from Sellers to Citadel (or its designee pursuant to Section 2.4) (the "FCC APPROVAL"). Citadel shall have primary responsibility for filing and prosecuting the FCC Application. The parties agree that they shall prosecute the FCC Application (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. Sellers and Citadel shall each take all necessary actions on its part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Application, and Sellers shall reimburse Citadel for one-half of such filing fee at the Closing. All other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Application shall be paid by the party incurring the cost or expense.

         9.2 LOCAL MARKETING AGREEMENT. Concurrently with the execution of this Agreement, Citadel and Sellers shall execute and deliver a Local Marketing Agreement for the Station in the form of EXHIBIT B attached hereto (the "LOCAL MARKETING AGREEMENT"); provided, however, that the Local Marketing Agreement shall not be effective, and neither party shall have any obligations thereunder, until the conditions set forth in Sections 11.8 and 12.10 have been satisfied.

         9.3 ADJUSTMENTS AT CLOSING. Without duplication, the following items (in addition to similar items which are customarily prorated) shall be prorated between Citadel and Sellers through and including the Closing Date, and the Purchase Price appropriately increased or decreased as a result thereof:

                  (a) Amounts payable under the Real Property Leases and the Assigned Contracts;

                  (b) Power, utility and telephone charges incurred in connection with the Station;

                  (c) Accrued Taxes existing as of the Closing; and

                  (d) FCC filing fees, as provided in Section 9.1.

         Proration of real and personal property taxes shall be based upon the most recent assessments available. Each of the parties shall duly cooperate with the other in making the foregoing prorations, adjustments and payments. If, for any reason beyond the reasonable control of the parties, information necessary to calculate the required prorations is unavailable before the Closing Date, such item shall be prorated after the Closing Date as soon as such information is available, and Sellers and Citadel shall cooperate with each other in regard thereto and shall pay, each to the other, any amounts which may be owing as a result of such subsequent prorations. If, at any time after the Closing Date, errors are discovered in any prorations made pursuant to this Section 9.3, Sellers and Citadel shall correct such errors and pay, each to the other, any sums owing as a result of such correction. All prorations to the extent feasible shall be made on the Closing Date.

         9.4 BROKERAGE. Sellers and Citadel represent and warrant to each other that except for Broker and as disclosed in Section 9.8 with respect to the Natural State Acquisition, no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. As between Sellers and Citadel, Sellers are fully responsible for the payment of any fee, commission, claim or expense of Broker, and Sellers shall indemnify and hold harmless Citadel for any and all fees, commissions, claims or expenses, including attorneys' fees asserted by Broker. Sellers and Citadel shall each indemnify and hold harmless the other for any and all claims or expenses, including attorneys' fees, asserted by any Person other than Broker purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         9.5 RISK OF LOSS. If any loss or damage to any of the Purchased Assets occurs prior to the Closing (i) which has a material adverse effect on the Station and (ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by Sellers at their sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Purchase Price to reflect the diminution in value of the Station attributable to the impairment of such assets.

         9.6 ACTIONS WITH FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Application or otherwise), such party shall promptly notify the other party hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         9.7 COOPERATION. During the seven-year period immediately following the Closing, Citadel shall cooperate with Sellers in providing Sellers all information reasonably requested and permitting Sellers access to all records relating to the period of ownership of the Station by Sellers prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by Sellers. Sellers, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance acceptable to Citadel in its reasonable discretion. Notwithstanding the foregoing, Citadel may discard any such records during such seven-year period if (i) Citadel notifies Sellers of Citadel's intent to discard such records and (ii) Sellers do not, within 10 days after receipt of such notice, retrieve such records from Citadel's premises.

         9.8 NATURAL STATE ACQUISITION. CDB Broadcasting shall comply with each of its covenants under the Natural State Intent Letter and shall proceed, in good faith, towards entering into the Natural State Definitive Agreement. From and after the time, if any, at which the Natural State Definitive Agreement is entered into, CDB Broadcasting shall comply with each of its covenants under the Natural State Definitive Agreement and shall proceed towards closing the Natural State Acquisition. Sellers and Citadel contemplate that (i) the Natural State Definitive Agreement will be entered into promptly after the date of this Agreement and (ii) the closing of the Natural State Acquisition (the "NATURAL STATE CLOSING") will occur promptly following the Closing. In the event that the Natural State Closing occurs prior to the Closing (and the Natural State Acquisition is consummated in accordance with the Natural State Definitive Agreement), (i) a copy of all deliveries made at the Natural State Closing shall be delivered to Citadel; (ii) the Purchased Assets shall include the capital stock of Natural State; (iii) for purposes of Sellers' representations, warranties and covenants herein, the term "Station" shall be deemed to include the Pending Station; (iv) the Purchase Price shall be increased by the cash portion of the purchase price and non-competition payments actually paid by CDB Broadcasting to the stockholders of Natural State at the Natural State Closing and by the sum of (A) any commission paid by CDB Broadcasting to W.N. Kate and Sunbelt Media and (B) reasonable closing costs paid by CDB Broadcasting in connection therewith (which sum shall not exceed $65,000 in the aggregate); and
(v) the Assumed Obligations shall include (x) the promissory notes made by CDB Broadcasting in favor of the stockholders of Natural State at the Natural State Closing and (y) the non-competition agreements entered into by the stockholders of Natural State in favor of CDB Broadcasting at the Natural State Closing. Sellers shall keep Citadel apprised of the status of the Natural State Definitive Agreement and the Natural State Acquisition and shall provide Citadel with such information as it reasonably requests regarding Natural State and the Natural State Acquisition. CDB Broadcasting, at its option, shall have the right to assign its rights under the Natural State Definitive Agreement, if any, to Citadel in exchange for (a) Citadel's assumption of CDB Broadcasting's obligations thereunder and (b) Citadel granting CDB Broadcasting an option to reacquire the capital stock of Natural State (on the same terms and conditions as set forth in the Natural State Definitive Agreement) in the event this Agreement is terminated; provided, however, that CDB Broadcasting shall not make such assignment if it would delay the consummation of the Natural State Acquisition or the transactions contemplated hereby.

                                        SECTION 10

                                        THE CLOSING

         10.1 CLOSING DATE. The Closing shall occur on a date mutually selected by Sellers and Citadel which is within 10 business days following the date that the FCC Approval has become a Final Order. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "CLOSING DATE") at the offices of Friday, Eldredge & Clark, 2000 First Commercial Building, 400 West Capitol Avenue, Little Rock, Arkansas 72201, counsel for Sellers, or at such other time and place as the parties may agree in writing.

         10.2 CLOSING DOCUMENTS. At the Closing:

                  (a) Sellers shall deliver to Citadel all certificates, consents (including any third party consents required as to the Assumed Obligations), estoppels and other documents (including bills of sale and assignments) otherwise required to be delivered by Sellers pursuant to this Agreement or as a condition precedent to Citadel's fulfillment of its obligations hereunder.

                  (b) Citadel shall deliver to Sellers the following:

                           (i) immediately available funds in the aggregate
amount of the Purchase Price as required by the provisions of this Agreement;
and

                           (ii) all certificates and other documents (including
an assumption agreement relating to the Assumed Obligations) required to be delivered by Citadel to Sellers pursuant to this Agreement or as a condition precedent to Sellers' fulfillment of their obligations under this Agreement.

                                   SECTION 11

                   CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

         The obligation of Sellers to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Sellers in their sole discretion (other than those set forth in Section 11.7):

         11.1 OPINION OF CITADEL'S COUNSEL. Sellers shall have received an opinion of counsel for Citadel, dated the date of the Closing, in form and substance satisfactory to Sellers, to the effect that:

                  (a) Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                  (b) Citadel is duly qualified and in good standing in the State of Arkansas.

                  (c) Citadel has full corporate power and authority to own its assets and properties and to conduct its business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business in the manner and in the locations presently owned and conducted.

                  (d) This Agreement, together with all other documents and instruments required to be executed or delivered by Citadel in connection with the transactions contemplated hereby, each has been duly authorized, executed and delivered by Citadel to the extent Citadel is a party thereto and constitutes a valid and legally binding obligation of Citadel to the extent Citadel is a party thereto, enforceable against Citadel in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Certificate of Incorporation or Bylaws of Citadel or, to the knowledge of such counsel, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or, to the knowledge of such counsel after due investigation, violates or will violate, or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under, or results or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of the assets of Citadel is bound and which is known to Citadel's counsel, all as set forth on CITADEL'S DISCLOSURE SCHEDULE.

Nothing contained in this Section 11.1 shall require an opinion by such counsel with respect to FCC matters.

         11.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Citadel contained herein shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified except for such inaccuracies as do not, individually or in the aggregate, have a material effect on Citadel's ability to consummate the transactions contemplated by this Agreement) and Citadel shall have delivered to Sellers a certificate to that effect, dated the date of the Closing, signed by the President of Citadel.

         11.3 NO LITIGATION. No injunction relating to any action, suit or proceeding against either Seller relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         11.4 OTHER CERTIFICATES. Sellers shall have received certificates as to the good standing of Citadel in the States of Nevada and Arkansas, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance satisfactory to Sellers, as Sellers shall have reasonably requested in connection with the transactions contemplated hereby.

         11.5 CORPORATE ACTION. All corporate action necessary to authorize the execution, delivery and performance by Citadel of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel, and Citadel shall have delivered to Sellers certified copies of the resolutions of Citadel's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         11.6 ACTS TO BE PERFORMED. Each of the covenants, acts and undertakings of Citadel to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         11.7 FCC APPROVAL. The FCC Approval shall have been obtained.

         11.8 OTHER TRANSACTIONS. The transactions contemplated by the Real Estate Purchase Agreement, the Snider Corporation Agreement and the Snider Broadcasting Agreement shall be consummated on the Closing Date.

                                   SECTION 12

                  CONDITIONS TO CITADEL'S OBLIGATION TO CLOSE

         The obligation of Citadel to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel in its sole discretion (other than those set forth in Sections 12.9):

         12.1 OPINION OF SELLERS' COUNSEL. Citadel shall have received an opinion of counsel for Sellers, dated the date of the Closing, in form and substance satisfactory to Citadel, to the effect that:

                  (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

                  (b) Each Seller have full power and authority to own its assets and properties and to conduct its Business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its Business in the manner and in the locations presently owned and conducted.

                  (c) This Agreement, together with all other documents and instruments required to be executed or delivered by Sellers in connection with the transactions contemplated by this Agreement, has been duly authorized, executed and delivered by each Seller, to the extent it is a party thereto, and constitutes a valid and legally binding obligation of each Seller to the extent it is party thereto, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of each Seller or, to the knowledge of such counsel, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or, to the knowledge of such counsel after due investigation, violates or will violate or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which either Seller is a party or by which either Seller, or any of the assets of either Seller, is bound and which is known to Sellers' counsel, all as set forth on SELLERS' DISCLOSURE SCHEDULE. Except for (1) the FCC Approvals and (2) the consents disclosed on SELLERS' DISCLOSURE SCHEDULE, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Sellers, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (e) To the knowledge of such counsel, except as disclosed on SELLERS' DISCLOSURE SCHEDULE, there are no claims, disputes, actions, suits or proceedings pending or threatened against Sellers or any of the assets of Sellers.

Nothing contained in this Section 12.1 shall require an opinion of such counsel with respect to FCC matters.

         12.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Sellers contained herein shall be true and correct in all material respects at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified except for such inaccuracies as do not, individually or in the aggregate, have a material effect on the Station, Sellers' ability to consummate the transactions contemplated by this Agreement, or the Business as a whole) with the same effect as though all such representations and warranties were made at and as of the Closing and Sellers shall have complied with all their covenants contained herein; and Sellers shall have delivered to Citadel a certificate to that effect, dated the date of the Closing, signed by the President of each Seller.

         12.3 NO LITIGATION. No injunction relating to any action, suit or proceeding against either Seller or Citadel relating to the consummation of any of the transactions contemplated by this Agreement shall have been issued.

         12.4 OTHER CERTIFICATES. Citadel shall have received a certificate as to the good standing of each Seller as a corporation in Arkansas as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents customary for transactions of the nature provided for in this Agreement, in form and substance reasonably satisfactory to Citadel, as Citadel shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         12.5 CORPORATE ACTION. All corporate action necessary to authorize the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by each Seller, and Sellers shall have delivered to Citadel certified copies of the resolutions of Sellers' boards of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         12.6 ACTS TO PERFORMED. Each of the covenants, acts and undertakings of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         12.7 UCC SEARCHES. Sellers shall have delivered to Citadel Uniform Commercial Code judgment and lien searches from the appropriate county and state agencies showing all Liens on the Purchased Assets, which searches shall be conducted not more than 30 days prior to the Closing. Sellers may cause such lien searches to be prepared by a third party, in which case Sellers shall not be responsible for any inaccuracies in such lien searches unless Sellers have actual knowledge of their inaccuracy. Notwithstanding the foregoing, Sellers shall remain responsible for satisfying any Lien on the Purchased Assets even if such searches are inaccurate.

         12.8 FILINGS, CONSENTS, APPROVALS AND ESTOPPEL CERTIFICATES. All filings, consents, approvals and estoppel certificates required by or reasonably requested by Citadel pursuant to this Agreement, or necessary to consummate the transactions contemplated under this Agreement, shall have been obtained.

         12.9 FCC APPROVAL. The FCC Approval shall have been obtained.

         12.10 OTHER TRANSACTIONS. The transactions contemplated by the Real Estate Purchase Agreement, the Snider Corporation Agreement and the Snider Broadcasting Agreement shall be consummated on the Closing Date.

         12.11 AGREEMENT NOT TO COMPETE. Ted L. Snider, Jr. and Calvin G. Arnold shall each have executed and delivered an Agreement Not to Compete in favor of Citadel, substantially in the form attached as EXHIBIT C hereto.

                                   SECTION 13

                                INDEMNIFICATION

         13.1 INDEMNIFICATION BY SELLERS. Subject to the limitations and procedures set forth in this Section 13, Sellers shall jointly and severally indemnify and hold harmless Citadel from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "DAMAGES"), which are sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of
(i) the breach of any of the obligations or covenants of either Seller in this Agreement or (ii) the breach of any of the representations or warranties made by either Seller in this Agreement.

         13.2 INDEMNIFICATION BY CITADEL. Subject to the limitations and procedures set forth in this Section 13, Citadel shall indemnify and hold harmless Sellers from and against any and all Damages sustained or incurred by Sellers, to the extent such Damages are sustained or incurred by Sellers by reason of (i) the breach of any of the obligations or covenants of Citadel in this Agreement or (ii) the breach of any of the representations or warranties made by Citadel in this Agreement.

         13.3 PROCEDURE FOR INDEMNIFICATION. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 13 or any other provision of this Agreement, the party indemnified hereunder (the "INDEMNITEE") shall notify the party providing indemnification (the "INDEMNITOR") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         13.4 SURVIVAL.

                  (a) SELLERS. Each of the representations and warranties made by Sellers in this Agreement shall survive for a period of 24 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Citadel, and upon the expiration of such 24-month period such representations and warranties shall expire except as follows: (i) the representations and warranties of Sellers contained in Sections 4.6 and 4.11 shall expire at the time the period of limitations expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties of Sellers contained in Sections 4.16 and 4.17 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representation or warranty relates; and (iii) the representations and warranties of Sellers contained in Sections 4.1, 4.2, 4.3 and 4.8(a) shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Citadel against Sellers or their successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

                  (b) CITADEL. Each of the representations and warranties made by Citadel in this Agreement shall survive for a period of 24 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Sellers, and upon the expiration of such 24-month period such representations and warranties shall expire, except that the representations and warranties of Citadel contained in Sections 5.1, 5.2 and 5.3 shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Sellers against Citadel or its successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

         13.5 LIMITATION OF SELLERS' LIABILITY.

                  (a) THRESHOLD. Citadel shall not be entitled to recover Damages pursuant to clause (ii) of Section 13.1 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 4.1, 4.2, 4.3, 4.6 and 4.8(a)) until the aggregate of all such Damages suffered by Citadel exceeds $25,000 (the "THRESHOLD"); provided, however, that once such aggregate exceeds the Threshold, Citadel may recover all such Damages suffered since the Closing Date.

                  (b) CEILING. Citadel shall not be entitled to recover Damages pursuant to clause (ii) of Section 13.1 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 4.6, 4.8(a), 4.11, 4.16 and 4.17 ("CITADEL'S CAP EXEMPT DAMAGES")) in excess of the Purchase Price. No maximum limitation shall apply, however, to the right of Citadel to recover Citadel's Cap Exempt Damages or Damages pursuant to clause (i) of
Section 13.1.

                  (c) EXCEPTIONS. Paragraphs (a) and (b) above shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation or warranty by Sellers, nor shall there be any survival limitation for any such claim.

         13.6 LIMITATION OF CITADEL'S LIABILITY.

                  (a) THRESHOLD. Sellers shall not be entitled to recover Damages pursuant to clause (ii) of Section 13.2 (other than as a result of a breach of the representations and warranties made in Sections 5.1, 5.2 and 5.3) until the aggregate of all such Damages suffered by Sellers exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, Sellers may recover all such Damages suffered since the Closing Date.

                  (b) CEILING. Sellers shall not be entitled to recover Damages pursuant to clause (ii) of Section 13.2 in excess of the Purchase Price. No maximum limitation shall apply, however, to the right of Sellers to recover Damages pursuant to clause (i) of Section 13.2.

                  (c) EXCEPTIONS. Paragraphs (a) and (b) above shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation or warranty by Citadel, nor shall there be any survival limitation for any such claim.

                                   SECTION 14

                 TERMINATION OF AGREEMENT: ADDITIONAL REMEDIES

         14.1 MANNER. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

                  (a) by mutual written consent of Citadel and Sellers;

                  (b) by either Citadel or Sellers upon providing written notice to the other party at any time after December 31, 1997 if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

                  (c) by Citadel, upon providing written notice to Sellers, if as of the time set for Closing any of the conditions in Section 12 of this Agreement (except Section 12.9) has not been satisfied or waived by Citadel in writing, provided Citadel is not then in material breach of this Agreement;

                  (d) by Sellers, upon providing written notice to Citadel, if as of the time set for Closing any of the conditions in Section 11 of this Agreement (except Section 11.7) has not been satisfied or waived by Sellers in writing, provided Sellers are not then in material breach of this Agreement;

                  (e) by Sellers, upon providing written notice to Citadel, if Citadel fails to consummate the transactions contemplated hereunder after all conditions in Section 12 of the Agreement have been satisfied, provided Sellers are not then in material breach of this Agreement;

                  (f) by Citadel, upon providing written notice to Sellers, if Sellers fail to consummate the transactions contemplated hereunder after all conditions in Section 11 of this Agreement have been satisfied, provided Citadel is not then in material breach of this Agreement;

                  (g) by either party upon denial by the FCC of the FCC Application; and

                  (h) by either party if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable.

The foregoing notwithstanding, in the event any party hereto elects to terminate this Agreement in accordance with paragraphs (a) through (h) above, then any party hereto shall have the right to terminate, or cause its Affiliate to terminate, the Real Estate Purchase Agreement, the Snider Corporation Agreement and the Snider Broadcasting Agreement.

         14.2 ADDITIONAL REMEDIES.

                  (a) In the event of the termination of this Agreement by Sellers (i) pursuant to Section 14.1(d) or 14.1(e) (any such event being a "DRAW CONDITION"), Sellers shall be entitled to draw upon and receive the proceeds of the Letter of Credit, but shall not retain any rights to recover any actual damages they suffer as a result of such termination and the breach relating to such damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 14.1, Citadel shall be entitled to a return of, and Sellers shall return to Citadel, the original Letter of Credit and, in that event, Sellers will no longer have any liability under this Agreement.

                  (b) The parties recognize and agree that Citadel has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the rights and benefits conferred upon Citadel herein are unique, and that damages may not be adequate to compensate Citadel in the event Sellers improperly refuse to consummate the transactions contemplated hereunder. The parties therefore agree that Citadel shall be entitled, at its option and in lieu of terminating this Agreement pursuant to Section 14.1, to have this Agreement specifically enforced by a court of competent jurisdiction; provided, however, that Citadel may not specifically enforce this Agreement if it has previously terminated this Agreement and received the original Letter of Credit.

                                   SECTION 15

                                    GENERAL

         15.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty herein contained shall survive the Closing for the periods described in Section 13.4, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         15.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Arkansas.

         15.3 NOTICES. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:



         To Citadel:              Citadel Broadcasting Company
                                  1015 Eastman Drive
                                  Bigfork, Montana 59911
                                  Attn: Lawrence R. Wilson
                                  Fax: (406) 837-5373

         With copy to:            Citadel Broadcasting Company
                                  140 South Ash Avenue
                                  Tempe, Arizona 85281
                                  Attn: Donna L. Heffner
                                  Fax: (602) 731-5229

         With copy to:            Eckert Seamans Cherin & Mellott, LLC
                                  600 Grant Street
                                  42nd Floor
                                  Pittsburgh, Pennsylvania 15219
                                  Attn: Bryan D. Rosenberger, Esq.
                                  Fax: (412) 566-6099

         To Sellers:              CDB Broadcasting Corporation
                                  124 West Capitol Avenue, Suite 200
                                  Little Rock, Arizona 72201
                                  Attn: Ted L. Snider, Jr.
                                  Fax: (501) 210-7628

         With copy to:            Friday, Eldredge & Clark
                                  2000 First Commercial Building
                                  400 West Capitol Avenue
                                  Little Rock, Arkansas 72201
                                  Attn: Price C. Gardner, Esq.
                                  Fax: (501) 376-2147

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         15.4 ENTIRE AGREEMENT. This instrument supersedes all prior communications, understandings and agreements of or between the parties with respect to the subject matter of this Agreement and contains the entire agreement between the parties with respect to the transactions contemplated in this Agreement. Except as otherwise set forth in this Agreement, there are no other representations, warranties or covenants of any party hereto with respect to the subject matter of this Agreement.

         15.5 HEADINGS. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         15.6 SCHEDULES, EXHIBITS. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         15.7 EXPENSES. Each party shall bear its own costs and expenses incurred by it in connection with the transactions pursuant to this Agreement.

         15.8 AMENDMENT. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         15.9 WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         15.10 ASSIGNMENT. Except as provided in Sections 2.4 and 2.5, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by Sellers without the prior written consent, in their sole discretion, of Citadel, or by Citadel without the prior written consent, in their sole discretion, of Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation under this Agreement.

         15.11 PRIOR CONTROL. Until the Closing, Sellers shall maintain control of the Station.

         15.12 ATTORNEYS' FEES. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         15.13 COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

         15.14 DISPUTE RESOLUTION. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules. The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Little Rock, Arkansas.

         Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate; provided, however, such proceedings shall be guided by the following agreed upon procedures:

         (a) mandatory exchange of all relevant documents, to be accomplished within 45 days of the initiation of the procedure;

         (b) no other discovery;

         (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

         (d) decision to be rendered not more than 10 days following such hearing.

The provisions of this Section 15.14 shall not apply with regard to any equitable remedies to which a party may be entitled under this Agreement.

                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date above first written.

                                       CDB BROADCASTING CORPORATION

                                       By: /s/ Ted Snider
                                          ------------------------------
                                           Ted L. Snider, Jr., President

                                       CDB LICENSE CORPORATION

                                       By: /s/ Ted Snider
                                          ------------------------------
                                           Ted L. Snider, Jr., President


                                       CITADEL BROADCASTING COMPANY

                                       By: /s/ Lawrence R. Wilson
                                          ------------------------------
                                       Its: President
                                           -----------------------------

                        INDEX OF SCHEDULES AND EXHIBITS

Schedule 2.1    -    Asset Schedule
Schedule 2.2    -    Excluded Assets
Schedule 2.3    -    Assumed Obligations
Schedule 4.0    -    Sellers' Disclosure Schedule
Schedule 5.0    -    Citadel's Disclosure Schedule

Exhibit A       -    Letter of Credit
Exhibit B       -    Local Marketing Agreement
Exhibit C       -    Agreement Not to Compete

[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules or exhibits to the Securities Exchange Commission upon request.]